Exhibit 10.2
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

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In the Matter of	)	Order No.: CN 10-34
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UNITED COMMUNITY FINANCIAL	)	Effective Date: November 5, 2010
CORP	)
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Youngstown, Ohio	)
OTS Docket No. H3075)
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AMENDED ORDER TO CEASE AND DESIST
WHEREAS, United Community Financial Corp, Youngstown, Ohio, OTS Docket No. H3075 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to Issuance of Amended Order to Cease and Desist (Stipulation); and
WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Amended Order to Cease and Desist (Amended Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 18l8(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director) is authorized to amend issued orders to cease and desist where a savings and loan holding company has consented to the amendment of an issued order.
NOW, THEREFORE, IT IS ORDERED that:
United Community Financial Corp
Amended Order to Cease and Desist

Cease and Desist.
1. The Holding Company and its directors, officers, employees, and agents shall cease and desist from all unsafe or unsound practices addressed in the OTS Report of Examination dated February 25, 2008, which led to the issuance of an order to cease and desist against the Holding Company by the OTS on August 12, 2008 (2008 Order).
Amendment of Existing Order.
2. This Amended Order amends the 2008 Order (OTS Order No. CN 08-09), which remains in full force and effect. The 2008 Order is hereby amended by the deletion of Paragraph 2 and by the addition of the following:
Capital Plan.
12. By December 31, 2010, the Holding Company shall submit to the Regional Director for review and comment, a detailed written plan for enhancing the consolidated capital and earnings of the Holding Company (Capital Plan). The Capital Plan shall cover the period beginning with the quarter ending December 31, 2010 through the quarter ending December 31, 2012. At a minimum, the Capital Plan shall include:
(a) establishment of a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with the Holding Company’s consolidated risk profile;
(b) operating strategies to achieve net income levels that will result in profitability;
(c) quarterly cash flow projections for the Holding Company on a consolidated basis through calendar year-end December 31, 2012 that identify both the sources of funds and the expected uses of funds;
United Community Financial Corp
Amended Order to Cease and Desist

(d) detailed quarterly pro forma consolidated and unconsolidated Holding Company balance sheets and income statements for the period covered by the Capital Plan that reflect maintenance throughout the period of the Board established minimum tangible equity capital ratio; and
(e) detailed descriptions of all relevant assumptions and projections and the supporting documentation for all relevant assumptions and projections.
13. Upon receipt of written notification from the Regional Director that the Capital Plan is acceptable, the Holding Company shall implement and adhere to the Capital Plan. A copy of the Capital Plan shall be provided to the Regional Director within seven (7) days after Board approval.
14. The Holding Company shall notify the Regional Director regarding any material negative event affecting or that may affect the balance sheet, capital, or the cash flow of the Holding Company within five (5) days after such event.
15. Within forty-five (45) days after the end after quarter, after implementation of the Capital Plan, the Board shall review written quarterly variance reports on the Holding Company’s compliance with its Capital Plan (Variance Reports). The minutes of the Board meeting shall fully document the Board’s review and discussion. The Variance Reports shall:
(a) identify variances in the Holding Company’s actual performance during the preceding quarter as compared to the projections set forth in the Capital Plan;
(b) contain an analysis and explanation of identified variances; and
(c) discuss the specific measures taken or to be taken by the Holding Company to address identified variances.
United Community Financial Corp
Amended Order to Cease and Desist

16. A copy of each Variance Report shall be provided to the Regional Director within seven (7) days after Board approval.
Effective Date, Incorporation of Stipulation.
3. This Amended Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION
By:	/s/ Daniel T. McKee
Daniel T. McKee
Regional Director, Central Region

United Community Financial Corp
Amended Order to Cease and Desist